Exhibit 99

Pfizer Reports First-Quarter 2008 Results;
Reaffirms Full-Year 2008 Financial Guidance

  Pfizer Reaffirms Full-Year 2008 Financial Guidance Previously Provided; On-track to Achieve Cost-Reduction Targets
  First-Quarter 2008 Revenues of $11.8 Billion Compared with $12.5 Billion in the Year-Ago Quarter
  First-Quarter 2008 Reported Diluted EPS of $0.41 Compared with $0.48 in the Year-Ago Quarter
  First-Quarter 2008 Adjusted Diluted EPS(1) of $0.61 Compared with $0.68 in the Year-Ago Quarter

NEW YORK--(BUSINESS WIRE)--Pfizer Inc (NYSE: PFE):

($ in millions, except per share amounts)
	First Quarter
	2008	2007	Change
Reported Revenues	$11,848	$12,474	(5%)
Reported Net Income	2,784	3,392	(18%)
Reported Diluted EPS	0.41	0.48	(15%)
Adjusted Income(1)	4,099	4,804	(15%)
Adjusted Diluted EPS(1)	0.61	0.68	(10%)

See end of text prior to tables for notes.

Pfizer Inc (NYSE: PFE) today reported results for the first-quarter 2008. The Company recorded revenues of $11.8 billion, a decrease of 5% compared with $12.5 billion in the year-ago quarter, primarily due to the March 2007 loss of U.S. exclusivity of Norvasc as well as the January 2008 loss of U.S. exclusivity of Zyrtec, which Pfizer ceased selling in late January 2008. In the first-quarter 2008, Norvasc and Zyrtec revenues decreased by $556 million and $344 million, respectively, compared with the prior-year quarter. First-quarter 2008 revenues were positively impacted by foreign exchange, which increased revenues by approximately $570 million or 5%, and the solid performance of many new and in-line products.

For the first-quarter 2008, Pfizer posted reported net income of $2.8 billion, a decrease of 18% compared with $3.4 billion in the prior-year quarter, and reported diluted EPS of $0.41, a decrease of 15% compared with $0.48 in the prior-year quarter. These declines were primarily attributable to lower revenues due to the U.S. losses of exclusivity discussed above and, to a lesser extent, increased in-process research and development expenses associated with acquisitions, primarily CovX and Coley Pharmaceutical Group, Inc., which were partially offset by lower expenses related to our cost-reduction initiatives and foreign exchange.

For the first-quarter 2008, Pfizer posted adjusted income(1) of $4.1 billion, a decrease of 15% compared with $4.8 billion in the year-ago quarter, and adjusted diluted EPS(1) of $0.61, a decrease of 10% compared with $0.68 in the year-ago quarter. Both adjusted income(1) and adjusted diluted EPS(1) reflected lower revenues due to the U.S. losses of exclusivity discussed above, which were partially offset by savings from the Company’s cost-reduction initiatives and foreign exchange. Reported and adjusted diluted EPS(1) were also positively impacted by the full benefit of Pfizer’s purchase of $10.0 billion of the Company’s common stock in 2007.

Executive Commentary

“Today we are reaffirming our full-year 2008 financial guidance,” stated Chairman and Chief Executive Officer Jeff Kindler. “As we discussed in our fourth-quarter 2007 earnings call and materials, the first-quarter 2008 is not comparable to the year-ago quarter due to the loss of U.S. exclusivity of Norvasc in late March 2007 and Zyrtec in late January 2008. These results, however, are in-line with our expectations. Since the Norvasc loss of U.S. exclusivity occurred in the first-quarter 2007, the comparisons of our 2008 to 2007 quarterly results going forward will not be significantly impacted.”

“This quarter, many of our new products continued to perform well, including Sutent and Chantix. We also saw steady growth from many in-line medicines, including Lyrica, Geodon, Viagra and Xalatan. In addition, our alliance revenues demonstrated double-digit growth. Further, Lipitor remains a powerful global brand supported by extensive outcomes data and it continues to grow on an operational basis in many international markets,” continued Kindler.

"We’re continuing to make progress on our cost-reduction initiatives and are well on our way to achieving at least a $1.5 to $2.0 billion reduction in adjusted total costs(2) at the end of 2008 versus 2006, on a constant currency basis(3),” said Frank D’Amelio, Chief Financial Officer. “We’re on track to generate $17 to $18 billion in operating cash flow in 2008, and we expect to continue to generate strong operating cash flow beyond 2008.”

Product Performance

($ in millions, except percentages)
	First Quarter
	2008	2007	Change
In-Line Products(4)	$9,602	$9,554	1%
New Products(5)	480	268	79%

Total In-Line and New
Products(6)	10,082	9,822	3%

Loss of Exclusivity
Products(7)	822	1,759	(53%)

Total Pharmaceutical	10,904	11,581	(6%)

Animal Health	619	586	6%
Other(8)	325	307	6%

Total Revenues	$11,848	$12,474	(5%)

See end of text prior to tables for notes.

Pharmaceutical

Pharmaceutical revenues for the first-quarter 2008 were $10.9 billion, a decrease of 6% compared with the prior-year quarter, including the favorable impact of foreign exchange, which increased revenues by approximately $520 million or 4%. First-quarter 2008 revenues from in-line and new products(6) increased 3% compared with the year-ago quarter. Revenues for Norvasc and Camptosar, which lost U.S. marketing exclusivity in 2007 and 2008, respectively, and Zyrtec, which we ceased selling in late January 2008 shortly after the expiration of the U.S. patent, declined $937 million or 53% compared with the year-ago quarter.

Lipitor revenues in the first-quarter 2008 were $3.1 billion, a decrease of 7% compared with the prior-year quarter; this includes the favorable impact of foreign exchange, which increased revenues by approximately $135 million or 4%. In the U.S., Lipitor revenues declined 18% during the quarter, while revenues from international markets rose 13%. The U.S. statin market continues to be highly competitive, with both branded and generic competition in an increasingly cost-sensitive environment. Pfizer continues to respond to these market dynamics, which include the data presented at the recent American College of Cardiology meeting, with an integrated, multi-channel effort emphasizing Lipitor’s strong clinical profile. Lipitor is the only medicine that provides potent mean LDL-C reductions of greater than 50%, a broad range of proven cardiovascular outcomes and an established safety profile.

Celebrex revenues in the first-quarter 2008 were $611 million, an increase of 2% compared with the year-ago quarter. International revenues grew to $147 million, an increase of 20% driven by a double-digit increase in demand, as well as the favorable impact of foreign exchange.

In the first-quarter 2008, Lyrica revenues were $582 million, an increase of 47% compared with the prior-year quarter driven by strong efficacy and high patient and physician satisfaction in the marketplace, particularly in managing fibromyalgia. Lyrica is the only FDA-approved medicine indicated for this chronic, widespread pain condition.

Revenues from new products, including Sutent and Chantix (known as Champix outside the U.S.), grew significantly in the first-quarter 2008 compared with the corresponding period in 2007. In the first-quarter 2008, Sutent, Pfizer’s breakthrough cancer treatment, continued to demonstrate strong performance and market leadership in its approved indications – advanced renal cell carcinoma (RCC) and gastrointestinal stromal tumor (GIST) - with revenues of $190 million, an increase of 86% compared with the year-ago quarter.

In the first-quarter 2008, Chantix delivered revenues of $277 million, an increase of 71% compared with the first-quarter 2007. In January 2008, Pfizer updated the Chantix U.S. label to include additional safety information, which has unfavorably impacted recent U.S. prescription trends. Given the significant health benefits of quitting smoking, Pfizer will continue its aggressive educational and promotional efforts with a focus on the Chantix benefit-risk proposition, the significant health consequences of smoking and the importance of the physician-patient dialogue.

Animal Health

Animal Health revenues for the first-quarter 2008 were $619 million, an increase of 6% compared with $586 million in the year-ago quarter, driven by the favorable impact of foreign exchange, which increased revenues by approximately $35 million or 6%.

Expenses

In the first-quarter 2008, adjusted cost of sales(1) as a percentage of revenues was 15.3% compared with 14.0% in the first-quarter 2007. The year-over-year increase reflects the greater impact of foreign exchange on cost of sales relative to revenues in addition to unfavorable changes in geographic and business mix. These were partially offset by the favorable effect of our ongoing cost-reduction initiatives.

Adjusted selling, informational and administrative (SI&A) expenses(1) were $3.4 billion in the first-quarter 2008, an increase of 3% compared with the prior-year quarter. The favorable impact of our ongoing cost-reduction initiatives was more than offset by the unfavorable impact of foreign exchange on expenses compared with the year-ago period.

Adjusted research and development (R&D) expenses(1) were $1.6 billion in the first-quarter 2008, an increase of 1% compared with the year-ago quarter, due primarily to the unfavorable impact of foreign exchange on expenses, which was mostly offset by the realization of savings associated with our cost-reduction initiatives.

Overall, foreign exchange negatively impacted adjusted total costs(2) by approximately $330 million or 5% in the first-quarter 2008 compared with the year-ago period. Absent foreign exchange, our adjusted total costs(2) decreased operationally by approximately $170 million year-over-year.

Financial Guidance

For the full-year 2008, Pfizer’s financial guidance, at current exchange rates(9) except as otherwise noted, is summarized below. As noted last quarter, the reported diluted EPS guidance previously provided did not reflect the charges associated with business development transactions that had not yet closed as of December 31, 2007; therefore, the Company updated the reported diluted EPS guidance to reflect charges associated with the acquisitions of CovX, Coley Pharmaceutical Group, Inc. and two smaller acquisitions related to Animal Health, all of which closed in the first-quarter 2008.

	2007 Actual	2008 Guidance
Revenues	$48.2 billion	$47.0 to $49.0 billion
Adjusted Cost of Sales(1) as a Percentage of Revenues	16.0%	14.5% to 15.5%
Adjusted SI&A Expenses(1)	$15.2 billion	$14.4 to $14.9 billion
Adjusted R&D Expenses(1)	$7.5 billion	$7.3 to $7.6 billion
Effective Tax Rate on Adjusted Income(1)	21.0%	22.0% to 22.5%
Reported Diluted EPS(10)	$1.17	$1.73 to $1.88
Adjusted Diluted EPS(1)	$2.18	$2.35 to $2.45
Cash Flows from Operations	$13.4 billion	$17.0 to $18.0 billion

Lastly, adjusted total costs(2) are expected to be at least $1.5 to $2.0 billion lower than 2006 on a constant currency basis(3).

For additional details, please see the attached financial schedules, product revenue table, supplemental financial information and Disclosure Notice.

(1) "Adjusted income" and its components and "adjusted diluted earnings per share (EPS)" are defined as reported net income and its components and reported diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Cost of Sales, Adjusted SI&A expenses and Adjusted R&D expenses are income statement line items prepared on the same basis, and therefore, components of the overall Adjusted Income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-K for the fiscal year ended December 31, 2007, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of first-quarter 2008 and 2007, and full-year 2007, adjusted income and its components and adjusted diluted EPS to reported net income and its components and reported diluted EPS, as well as reconciliations of full-year 2008 adjusted income and adjusted diluted EPS guidance to full-year 2008 reported net income and reported diluted EPS guidance, are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

(2) Represents primarily the total of Adjusted Cost of Sales(1), Adjusted SI&A expenses(1) and Adjusted R&D expenses(1).

(3) Constant currency basis means that the applicable projected financial measure is based upon the actual foreign exchange rates in effect during 2006.

(4) Represents worldwide revenues for all pharmaceutical products, excluding revenues included in notes (5) and (7).

(5) Represents worldwide revenues for pharmaceutical products launched in the U.S. since 2006: Chantix/Champix, Eraxis, Selzentry/Celsentri and Sutent.

(6) Total worldwide pharmaceutical revenues excluding the revenues of major products that have lost exclusivity in the U.S. in 2007 and 2008 as described in note (7). See the table accompanying this report.

(7) Represents worldwide revenues for pharmaceutical products that lost exclusivity in the U.S. in 2007 and 2008: Camptosar, Norvasc and Zyrtec.

(8) Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

(9) Current exchange rates approximate rates at the time of our first quarter earnings press release (April 2008).

(10) Excludes the charges associated with business development transactions not completed as of March 30, 2008.

PFIZER INC AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(millions of dollars, except per common share data)

		First Quarter		% Incr. / (Decr.)
		2008	2007
	Revenues	$11,848	$12,474	(5)
	Costs and expenses:
	Cost of sales (a)	1,986	1,887	5
	Selling, informational and administrative expenses (a)	3,492	3,361	4
	Research and development expenses (a)	1,791	1,665	8
	Amortization of intangible assets	779	815	(4)
	Acquisition-related in-process research and development charges	398	283	40
	Restructuring charges and acquisition-related costs	178	812	(78)
	Other (income)/deductions--net	(333)	(402)	(17)
	Income from continuing operations before provision for taxes on income and minority interests	3,557	4,053	(12)
	Provision for taxes on income	763	689	11
	Minority interests	6	3	89
	Income from continuing operations	2,788	3,361	(17)
	Discontinued operations:
	Income/(loss) from discontinued operations--net of tax	(4)	-	*
	Gains/(losses) on sales of discontinued operations--net of tax	-	31	*
	Discontinued operations--net of tax	(4)	31	*
	Net income	$2,784	$3,392	(18)
	Earnings per common share - basic:
	Income from continuing operations	$0.41	$0.48	(15)
	Discontinued operations--net of tax	-	-	*
	Net income	$0.41	$0.48	(15)
	Earnings per common share - diluted:
	Income from continuing operations	$0.41	$0.48	(15)
	Discontinued operations--net of tax	-	-	*
	Net income	$0.41	$0.48	(15)
	Weighted-average shares used to calculate earnings per common share:
	Basic	6,739	7,051
	Diluted	6,762	7,075

(a)	Exclusive of amortization of intangible assets, except as discussed in footnote 4 below.
	* Calculation not meaningful.
	Certain amounts and percentages may reflect rounding adjustments.

1.	The above financial statements present the three-month periods ended March 30, 2008 and April 1, 2007. Subsidiaries operating outside the United States are included for the three-month periods ended February 24, 2008 and February 25, 2007.
2.	The financial results for the three-month period ended March 30, 2008, are not necessarily indicative of the results which ultimately might be achieved for the current year.
3.	As required, the estimated value of Acquisition-related in-process research and development charges (IPR&D) is expensed at acquisition date. In the first quarter of 2008, we expensed $398 million of IPR&D, primarily related to our acquisitions of CovX and Coley Pharmaceutical Group, Inc. In the first quarter of 2007, we expensed $283 million of IPR&D, primarily related to our acquisitions of BioRexis Pharmaceutical Corp. and Embrex, Inc.
4.	Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND REPORTED DILUTED EPS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

	Three Months Ended March 30, 2008
	Reported	Purchase Accounting Adjust- ments	Acqui- sition- Related Costs	Discon- tinued Oper- ations	Certain Signi- ficant Items(2)	Adjusted
Revenues	$11,848	$-	$-	$-	$(52)	$11,796
Costs and expenses:
Cost of sales (a)	1,986	-	-	-	(186)	1,800
Selling, informational and administrative expenses (a)	3,492	3	-	-	(86)	3,409
Research and development expenses (a)	1,791	(7)	-	-	(146)	1,638
Amortization of intangible assets	779	(752)	-	-	-	27
Acquisition-related in-process R&D charges	398	(398)	-	-	-	-
Restructuring charges and acquisition-related costs	178	-	(1)	-	(177)	-
Other (income)/ deductions--net	(333)	(2)	-	-	2	(333)
Income from continuing operations before provision for taxes on income and minority interests
	3,557	1,156	1	-	541	5,255
Provision for taxes on income	763	222	-	-	165	1,150
Minority interests	6	-	-	-	-	6
Income from continuing operations	2,788	934	1	-	376	4,099
Discontinued operations:
Income/(loss) from discontinued operations--net of tax	(4)	-	-	4	-	-
Gains/(losses) on sales of discontinued operations--net of tax	-	-	-	-	-	-
Discontinued operations--net of tax	(4)	-	-	4	-	-
Net income	$2,784	$934	$1	$4	$376	$4,099
Earnings per common share - diluted:
Income from continuing operations	$0.41	$0.14	$-	$-	$0.06	$0.61
Discontinued operations--net of tax	-	-	-	-	-	-
Net income	$0.41	$0.14	$-	$-	$0.06	$0.61

(a) Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND REPORTED DILUTED EPS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

	Three Months Ended April 1, 2007
	Reported	Purchase Accounting Adjust- ments	Acqui- sition- Related Costs	Discon- tinued Oper- ations	Certain Signi- ficant Items(2)	Adjusted
Revenues	$12,474	$-	$-	$-	$(43)	$12,431
Costs and expenses:
Cost of sales (a)	1,887	(14)	-	-	(129)	1,744
Selling, informational and administrative expenses (a)	3,361	3	-	-	(51)	3,313
Research and development expenses (a)	1,665	(6)	-	-	(31)	1,628
Amortization of intangible assets	815	(791)	-	-	-	24
Acquisition-related in-process R&D charges	283	(283)	-	-	-	-
Restructuring charges and acquisition-related costs	812	-	2	-	(814)	-
Other (income)/ deductions--net	(402)	(17)	-	-	3	(416)
Income from continuing operations before provision for taxes on income and minority interests
	4,053	1,108	(2)	-	979	6,138
Provision for taxes on income	689	261	(1)	-	382	1,331
Minority interests	3	-	-	-	-	3
Income from continuing operations	3,361	847	(1)	-	597	4,804
Discontinued operations:
Income from discontinued operations--net of tax	-	-	-	-	-	-
Gains/(losses) on sales of discontinued operations--net of tax	31	-	-	(31)	-	-
Discontinued operations--net of tax	31	-	-	(31)	-	-
Net income	$3,392	$847	$(1)	$(31)	$597	$4,804
Earnings per common share - diluted:
Income from continuing operations	$0.48	$0.12	$-	$-	$0.08	$0.68
Discontinued operations--net of tax	-	-	-	-	-	-
Net income	$0.48	$0.12	$-	$-	$0.08	$0.68

(a) Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.
Certain amounts may reflect rounding adjustments.
Certain prior period amounts were reclassified to conform to the current period presentation.

PFIZER INC AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND
REPORTED DILUTED EPS TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)

1)

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

2)	Certain significant items includes the following:

			First Quarter
	(millions of dollars)		2008	2007

		Restructuring charges - Cost-reduction initiatives(a)	$177	$795
		Implementation costs - Cost-reduction initiatives(b)	357	174
		Consumer Healthcare business transition activity(c)	(3)	(9)
		Other	10	19
		Total certain significant items, pre-tax	541	979
		Income taxes(d)	(165)	(382)
		Total certain significant items--net of tax	$376	$597

	(a)	Included in Restructuring charges and acquisition-related costs.

	(b)

Included in Cost of sales ($138 million), Selling, informational and administrative expenses ($75 million), Research and development expenses ($146 million), and Other (income)/deductions - net ($2 million income) for the three months ended March 30, 2008. Included in Cost of sales ($94 million), Selling, informational and administrative expenses ($49 million), and Research and development expenses ($31 million) for the three months ended April 1, 2007.

	(c)

Included in Revenues ($52 million), Cost of sales ($48 million), and Selling, informational and administrative expenses ($1 million) for the three months ended March 30, 2008. Included in Revenues ($43 million), Cost of sales ($35 million), Selling, informational and administrative expenses ($2 million), and Other (income)/deductions - net ($3 million income) for the three months ended April 1, 2007.

	(d)	Included in Provision for taxes on income.

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND REPORTED DILUTED EPS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

	Twelve Months Ended December 31, 2007
	Reported	Purchase Accounting Adjust- ments	Acqui- sition- Related Costs	Discon- tinued Oper- ations	Certain Signi- ficant Items	Adjusted
Revenues	$48,418	$-	$-	$-	$(209)	$48,209
Costs and expenses:
Cost of sales (a)	11,239	(49)	-	-	(3,497)	7,693
Selling, informational and administrative expenses (a)	15,626	12	-	-	(418)	15,220
Research and development expenses (a)	8,089	(29)	-	-	(516)	7,544
Amortization of intangible assets	3,128	(3,013)	-	-	-	115
Acquisition-related in-process R&D charges	283	(283)	-	-	-	-
Restructuring charges and acquisition-related costs	2,534	-	(11)	-	(2,523)	-
Other (income)/ deductions--net	(1,759)	(22)	-	-	235	(1,546)
Income from continuing operations before provision for taxes on income and minority interests
	9,278	3,384	11	-	6,510	19,183
Provision for taxes on income	1,023	873	1	-	2,131	4,028
Minority interests	42	-	-	-	-	42
Income from continuing operations	8,213	2,511	10	-	4,379	15,113
Discontinued operations:
Income/(loss) from discontinued operations--net of tax	(3)	-	-	3	-	-
Gains/(losses) on sales of discontinued operations--net of tax	(66)	-	-	66	-	-
Discontinued operations--net of tax	(69)	-	-	69	-	-
Net income	$8,144	$2,511	$10	$69	$4,379	$15,113
Earnings per common share - diluted:
Income from continuing operations	$1.18	$0.37	$-	$-	$0.63	$2.18
Discontinued operations--net of tax	(0.01)	-	-	0.01	-	-
Net income	$1.17	$0.37	$-	$0.01	$0.63	$2.18

(a)

Exclusive of amortization of intangible assets, except amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

Certain amounts may reflect rounding adjustments.
Certain prior period amounts were reclassified to conform to the current period presentation.

PFIZER INC
SEGMENT/PRODUCT REVENUES
FIRST QUARTER 2008
(UNAUDITED)
(millions of dollars)

	WORLDWIDE			U.S.			INTERNATIONAL
			%			%			%
	2008	2007	Change	2008	2007	Change	2008	2007	Change
TOTAL REVENUES	11,848	12,474	(5)	5,511	6,850	(20)	6,337	5,624	13

PHARMA- CEUTICAL	10,904	11,581	(6)	5,141	6,468	(21)	5,763	5,113	13
- CARDIO- VASCULAR AND METABOLIC DISEASES	4,494	5,155	(13)	2,140	3,024	(29)	2,354	2,131	10
LIPITOR	3,137	3,358	(7)	1,751	2,137	(18)	1,386	1,221	13
NORVASC	513	1,069	(52)	(5)	511	*	518	558	(7)
CHANTIX / CHAMPIX	277	162	71	193	145	33	84	17	392
CADUET	147	146	1	120	135	(11)	27	11	158
CARDURA	121	134	(10)	2	2	12	119	132	(10)
- CENTRAL NERVOUS SYSTEM DISORDERS	1,386	1,245	11	684	637	7	702	608	16
LYRICA	582	395	47	351	241	45	231	154	51
GEODON / ZELDOX	241	216	12	200	182	10	41	34	21
ZOLOFT	122	146	(17)	26	68	(61)	96	78	22
ARICEPT**	104	85	22	-	-	77	104	85	22
NEURONTIN	89	110	(19)	13	23	(42)	76	87	(13)
XANAX / XANAX XR	86	75	14	17	15	7	69	60	16
RELPAX	77	83	(7)	49	57	(14)	28	26	9
- ARTHRITIS AND PAIN	755	749	1	504	523	(4)	251	226	11
CELEBREX	611	598	2	464	476	(2)	147	122	20
- INFECTIOUS AND RESPIRATORY DISEASES	931	913	2	299	335	(11)	632	578	9
ZYVOX	259	258	1	164	183	(10)	95	75	27
VFEND	171	148	15	53	59	(11)	118	89	32
ZITHROMAX / ZMAX	120	131	(8)	6	13	(58)	114	118	(3)
DIFLUCAN	89	111	(19)	3	3	(13)	86	108	(20)
- UROLOGY	784	751	4	447	453	(1)	337	298	13
VIAGRA	460	434	6	223	224	(1)	237	210	13
DETROL / DETROL LA	313	303	3	222	223	-	91	80	13
- ONCOLOGY	637	595	7	197	244	(19)	440	351	25
CAMPTOSAR	192	229	(16)	83	130	(36)	109	99	10
SUTENT	190	102	86	66	53	25	124	49	150
AROMASIN	104	93	13	37	35	4	67	58	18
- OPHTHAL- MOLOGY	413	366	13	135	126	7	278	240	16
XALATAN / XALACOM	405	360	13	135	126	7	270	234	16
- ENDOCRINE DISORDERS	258	245	6	62	64	(3)	196	181	9
GENOTROPIN	206	201	3	55	60	(9)	151	141	8
- ALL OTHER	758	1,164	(35)	381	819	(53)	377	345	9
ZYRTEC / ZYRTEC D	117	461	(75)	117	461	(75)	-	-	-
- ALLIANCE REVENUE (Aricept, Exforge, Macugen, Mirapex, Olmetec, Rebif and Spiriva)	488	398	23	292	243	20	196	155	27
ANIMAL HEALTH	619	586	6	240	264	(9)	379	322	18
OTHER ***	325	307	6	130	118	10	195	189	3
*	-	Calculation not meaningful.

**	-	Represents direct sales under license agreement with Eisai Co., Ltd.

***	-	Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION FROM REPORTED PHARMACEUTICAL REVENUES TO TOTAL
IN-LINE AND NEW PRODUCTS(1) PHARMACEUTICAL REVENUES
(UNAUDITED)
(millions of dollars)

	Worldwide
	First Quarter		% Incr. / (Decr.)
	2008	2007
Total reported Pharmaceutical revenues	$10,904	$11,581	(6)
Norvasc	513	1,069	(52)
Camptosar	192	229	(16)
Zyrtec/Zyrtec D	117	461	(75)
Total in-line products and new products(1)
Pharmaceutical revenues	$10,082	$9,822	3

	U.S.
	First Quarter		% Incr. / (Decr.)
	2008	2007
Total reported Pharmaceutical revenues	$5,141	$6,468	(21)
Norvasc	(5)	511	*
Camptosar	83	130	(36)
Zyrtec/Zyrtec D	117	461	(75)
Total in-line products and new products(1)
Pharmaceutical revenues	$4,946	$5,366	(8)

	International
	First Quarter		% Incr. / (Decr.)
	2008	2007
Total reported Pharmaceutical revenues	$5,763	$5,113	13
Norvasc	518	558	(7)
Camptosar	109	99	10
Zyrtec/Zyrtec D	-	-	-
Total in-line products and new products(1)
Pharmaceutical revenues	$5,136	$4,456	15

* Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.
(1) Total in-line and new products Pharmaceutical revenues, which exclude the revenues of major products that have lost exclusivity in the U.S. since the beginning of 2007, is an alternative view of our Pharmaceutical revenues and we believe that investors’ understanding of Pharmaceutical revenues is enhanced by disclosing this performance measure. Norvasc lost its U.S. exclusivity in March 2007 and Camptosar lost its U.S. exclusivity in February 2008, and as is typical in the pharmaceutical industry, this has resulted in a dramatic decline in revenues due to generic competition. Zyrtec/Zyrtec D lost its U.S. exclusivity in January 2008 and we ceased marketing the product in late January 2008. We believe that excluding the impact of these products assists the reader in understanding the underlying strength of the balance of our diverse Pharmaceutical product portfolio in 2008. Because of its non-standardized definition, this total in-line and new products Pharmaceutical revenues measure has limitations as it may not be comparable with the calculation of similar measures of other companies. This additional revenue measure is not, and should not be viewed as, a substitute for the U.S. GAAP comparison of Pharmaceutical revenues.

(2) Total in-line and new products Pharmaceutical international revenues reflect a favorable impact in the first quarter of 2008 due primarily to changes in foreign exchange rates.

PFIZER INC
SUPPLEMENTAL INFORMATION

1) Impact of Foreign Exchange on Revenues

The weakening of the U.S. dollar relative to other currencies, primarily the euro, Canadian dollar and Japanese yen, favorably impacted our revenues by approximately $570 million, or 5%, in first-quarter 2008, compared to the same period in 2007.

2) Change in Cost of Sales

Reported cost of sales increased 5% in first-quarter 2008, compared to the same period in 2007. The increase primarily reflects the unfavorable impact of foreign exchange, higher implementation costs associated with our cost-reduction initiatives and costs related to business-transition activities associated with the sale of our Consumer Healthcare business, partially offset by the savings impact of our cost-reduction initiatives.

Implementation charges in reported cost of sales related to our cost-reduction initiatives were $138 million for the first quarter of 2008 and $94 million for the first quarter of 2007.

Reported cost of sales also included $48 million for first-quarter 2008 and $35 million for first-quarter 2007, related to business-transition activities associated with the sale of our Consumer Healthcare business, completed in December 2006. This continuing activity is transitional in nature and generally results from agreements that seek to facilitate the orderly transfer of operations of our former Consumer Healthcare business to the new owner.

Reported cost of sales as a percentage of revenues increased 1.7 percentage points to 16.8% in first-quarter 2008, reflecting a less favorable geographic and product mix (including the impact of the products that lost exclusivity), the unfavorable impact of foreign exchange and the impact of higher first-quarter 2008 implementation costs associated with our cost-reduction initiatives, compared to first-quarter 2007, partially offset by the savings impact of our cost-reduction initiatives.

3) Change in Selling, Informational & Administrative (SI&A) Expenses and Research & Development (R&D) Expenses

Reported SI&A expenses in first-quarter 2008 increased 4% compared to the same period in 2007, reflecting the unfavorable impact of foreign exchange, as well as the impact of higher 2008 implementation costs associated with our cost-reduction initiatives, partially offset by savings associated with our cost-reduction initiatives.

Implementation charges in reported SI&A expenses related to our cost-reduction initiatives were $75 million for first quarter 2008 and $49 million for first-quarter 2007.

Reported R&D expenses, excluding acquisition-related in-process research and development charges (IPR&D), increased 8% in first-quarter 2008, compared to the same period in 2007. The increase is primarily due to higher first-quarter 2008 implementation costs associated with our cost-reduction initiatives and the unfavorable impact of foreign exchange on expenses, partially offset by the non-recurrence of first-quarter 2007 milestone payments.

Implementation charges in reported R&D expenses related to our cost-reduction initiatives were $146 million for first-quarter 2008 and $31 million for first-quarter 2007.

IPR&D charges in first-quarter 2008 of $398 million primarily related to the acquisitions of CovX and Coley Pharmaceutical Group, Inc. IPR&D charges in 2007 of $283 million primarily related to the acquisitions of BioRexis Pharmaceutical Corp. and Embrex, Inc.

4) Other Income and Other Deductions

($ millions)	First Quarter
	2008	2007*
Net Interest (Income)/Expense(a)	$(203)	$(248)
Royalty Income	(63)	(93)
Net Gains on Asset Disposals	(23)	(7)
Other, Net	(44)	(54)
Other (Income)/Deductions-Net	$(333)	$(402)

*Certain prior period amounts were reclassified to conform to the current period presentation.

(a) The decrease in net interest income in first-quarter 2008 compared to the same periods in 2007 was due primarily to lower cash balances and lower interest rates.

5) Effective Tax Rate

The effective tax rate on reported Income from continuing operations before provision for taxes on income and minority interests for first-quarter 2008 was 21.5% compared to 17.0% in first-quarter 2007, reflecting a decrease in and change in geographic mix of expenses incurred to execute our cost-reduction initiatives, as well as an increase in IPR&D expenditures, which generally are not deductible for tax purposes.

The effective tax rate on adjusted income(1) was 21.9% in first-quarter 2008 compared to 21.7% in first-quarter 2007.

6) Reconciliation of 2008 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2008 Reported Net Income and Reported Diluted EPS Guidance

	Full-Year 2008 Guidance
($ billions, except per-share amounts)	Net Income(a)	Diluted EPS(a)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$15.8 - $16.6	~$2.35 - $2.45
Purchase Accounting Impacts, Net of Tax:
Business Development Transactions Completed as of 12/31/07	(2.1)	(0.31)
Business Development Transactions Completed from 1/1/08 through 3/30/08	(0.3)	(0.05)
Costs Related to Cost-Reduction Initiatives, Net of Tax	(1.4 – 1.7)	(0.21 – 0.26)
Reported Net Income/Diluted EPS Guidance	~$11.7 - $12.8	~$1.73 - $1.88

(a) Guidance in the table above excludes the effects of business development transactions not completed as of March 30, 2008.

(1) “Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported net income and reported diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-K for the fiscal year ended December 31, 2007, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of April 17, 2008. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company’s financial results and estimates, business plans and prospects, in-line products and product candidates that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business development activities; competitive developments, including with respect to competitor drugs and drug candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products and competitor products; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid and Medicare, the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries, and the involuntary approval of prescription medicines for over-the-counter use; the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration or interruption of our information technology systems and infrastructure; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political and economic conditions due to the threat of terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product, segment and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction initiatives. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and in its reports on Forms 10-Q and 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

CONTACT:
Pfizer Inc
Media
Shreya Jani, 212-733-4889
or
Investors
Suzanne Harnett, 212-733-8009
Jennifer Davis, 212-733-0717